                                  Exhibit (21).

21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.

Name of                    State of
subsidiary                 Incorporation         Does business as
--------------------------------------------------------------------------------
Century Steel
Products, Inc.                 Virginia             Century Steel Products, Inc.

U.S. Insurance Brokers,        District of          U.S. Insurance Brokers, Inc.
Inc.                           Columbia

Scibal Associates, Inc.        New Jersey           Scibal Associates, Inc.

USIB Holdings, LP              District of          USIB Holdings, LP
                               Columbia



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